Exhibit 10.3

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [*], 2026, by and between the undersigned (the “Holder”) and Olympian Global Inc., a Cayman Islands exempted company (the “Purchaser”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the BCA (as defined below).

BACKGROUND

A. Olympian Group Inc., a Cayman Islands exempted company (the “Company”), certain shareholders of the Company, Hantao Cui, solely in her capacity as the Principal Shareholders’ Representative, Futurewave Acquisition Corporation, a Cayman Islands exempted company (the “Parent”), the Purchaser and Olympian FWAC Merger Sub Ltd., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), entered into an Agreement and Plan of Merger dated as of [*], 2026 (the “BCA”).Purchaser

B. Pursuant to the BCA, (i) Parent will merge with and into Purchaser, with Purchaser continuing as the surviving company (the “Reincorporation Merger”), and (ii) Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Purchaser (the “Acquisition Merger,” and together with the Reincorporation Merger, the “Mergers”).Purchaser

C. The Holder is a key founder shareholder of the Company identified on Schedule 1.14 of the BCA and will receive Purchaser Ordinary Shares in connection with the Acquisition Merger pursuant to the BCA.

D. Pursuant to the BCA, the Holder has agreed to execute and deliver this Agreement in connection with the consummation of the transactions contemplated by the BCA.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Lock-Up.

During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Purchaser. In furtherance of the foregoing, Purchaser will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Purchaser’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Purchaser’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers. For purpose of this Agreement, the “Lock-up Period” means with respect to the Lock-up Shares held by the Holder, the earlier of (A) six (6) months after Closing, and (B) the date the closing price of Purchaser Class A Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30)-trading-day period after the Closing.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) transfers by virtue of the laws of descent and distribution upon death of the Holder; (4) transfers pursuant to a qualified domestic relations order; (5) bona fide pledges to a financial institution as collateral for a bona fide loan or indebtedness transaction, provided that such pledge does not result in a transfer of beneficial ownership and any foreclosure or similar action shall be subject to the restrictions set forth herein, and such pledge shall not result in a breach of any obligation of the Holder under the BCA; provided that, in the case of any transfer pursuant to clauses (1) through (5), the transferee agrees in writing to be bound by the applicable restrictions set forth in this Agreement; and (6) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares.

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions): (a) the sale of all or substantially all of the consolidated assets of Purchaser and its subsidiaries to a third-party acquiror; (b) a sale resulting in no less than a majority of the voting power of Purchaser being held by a Person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Purchaser with or into a third-party acquiror that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

2.	Representations and Warranties.

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3.	Beneficial Ownership.

The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Purchaser Ordinary Shares, or any economic interest in or derivative of any such securities, other than those securities specified on the signature page hereto. For purposes of this Agreement, “Lock-up Shares” means the Purchaser Ordinary Shares issued to the Holder in connection with the Acquisition Merger pursuant to the BCA, together with any equity securities issued or issuable with respect thereto by way of any share split, share dividend, reorganization, recapitalization or similar transaction. For the avoidance of doubt, any voluntary conversion of Purchaser Class B Ordinary Shares into Purchaser Class A Ordinary Shares by the Holder during the Lock-up Period shall not constitute a sale, transfer or disposition prohibited by Section 1 hereof, but the Purchaser Class A Ordinary Shares received upon such conversion shall constitute Lock-up Shares and shall remain subject to the restrictions set forth herein for the remainder of the Lock-up Period. The particular Lock-up Shares subject to this Agreement shall be specified on the signature page hereto.

4.	No Additional Fees/Payment.

Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.	Notices.

Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Purchaser, to:

Olympian Group Inc.
Workshop 1, 2, 3 on 18/F, Wah Wai Centre, Nos. 38-40 Au Pui Wan Street, Sha Tin, New Territories, Hong Kong
Attn: Hantao Cui
Email: christinacui@mtxpack.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, New York, NY 10154
Attn: Vivien Bai, Esq.
Email: vbai@loeb.com

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto or to such other address as any party may have furnished to the others in writing in accordance herewith.

6.	Enumeration and Headings.

The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7.	Counterparts.

This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8.	Successors and Assigns.

This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Purchaser and its successors and assigns.

9.	Severability.

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10.	Amendment.

This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11.	Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12.	No Strict Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13.	Governing Law.

The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

14.	Controlling Agreement.

To the extent the terms of this Agreement directly conflict with a provision in the BCA, the terms of the BCA shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Olympian Global Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

[●]

By:
Name: [●]
Title: [●]

Address:

[●]

NUMBER OF Lock-up Shares: [●]